EXHIBIT 99.1

Consolidated Financial Statements

Stelco Holdings Inc.
December 31, 2023 and 2022

INDEPENDENT AUDITOR'S REPORT

To the management of Stelco Inc.
Opinion
We have audited the consolidated financial statements of Stelco Holdings Inc., which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements.
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Stelco Holdings Inc. as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Stelco Holdings Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Stelco Holdings Inc.’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period.
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Stelco Holdings Inc.'s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Stelco Holdings Inc.’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control - related matters that we identified during the audit.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
Hamilton, Canada
January 17, 2025

STELCO HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(In millions of Canadian dollars)

As at	Note	December 31, 2023	December 31, 2022
Assets
Current assets
Cash		$645	$809
Restricted cash	5	10	9
Trade and other receivables	6	185	147
Inventories	7	832	789
Prepaid expenses and deposits	8	24	42
Total current assets		$1,696	$1,796

Non-current assets
Derivative asset	9	71	108
Property, plant and equipment, net	10	1,263	1,199
Intangible assets	11	13	8
Investment in joint ventures	12	19	18
Deferred tax asset	13	3	2
Total non-current assets		$1,369	$1,335
Total assets		$3,065	$3,131

Liabilities
Current liabilities
Trade and other payables	14	$780	$663
Other liabilities	15	73	83
Asset-based lending facility	16	15	15
Income taxes payable		2	2
Obligations to independent employee trusts	17	45	143
Total current liabilities		$915	$906

Non-current liabilities
Provisions	18	18	18
Pension benefits	19	13	11
Other liabilities	15	429	404
Asset-based lending facility	16	38	54
Deferred tax liability	13	58	18
Obligations to independent employee trusts	17	298	315
Total non-current liabilities		$854	$820
Total liabilities		$1,769	$1,726

Equity
Common shares	20	318	318
Retained earnings		978	1,087
Total equity		$1,296	$1,405
Total liabilities and equity		$3,065	$3,131

The accompanying notes are an integral part of the consolidated financial statements.

STELCO HOLDINGS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions of Canadian dollars, except per share amounts)

Years ended December 31,	Note	2023	2022
Revenue from sale of goods	21	$2,917	$3,463
Cost of goods sold	22	2,517	2,303
Gross profit		$400	$1,160

Selling, general and administrative expenses	23	91	75
Operating income		$309	$1,085

Finance costs	24	(110)	(78)
Finance and other income	25	9	7
Other costs	26	(11)	(15)
Share of income from joint ventures	12	2	1
Gain on sale of land and buildings	10	—	260
Income before income taxes		$199	$1,260

Current income tax expense	13	11	171
Deferred income tax expense	13	39	92
Net income		$149	$997

Net income per common share - basic and diluted	27	$2.70	$14.64

The accompanying notes are an integral part of the consolidated financial statements.

STELCO HOLDINGS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions of Canadian dollars)

Years ended December 31,	Note	2023	2022
Net income		$149	$997

Other comprehensive income:
Items that are not recycled or reclassified to income:
Remeasurement gain on defined benefit pension obligation of equity accounted investment	12	1	—
Remeasurement gain (loss) on pension benefit obligations, net of income tax	19	(1)	4
Other comprehensive income		$—	$4
Comprehensive income		$149	$1,001

The accompanying notes are an integral part of the consolidated financial statements.

STELCO HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In millions of Canadian dollars, except for number of shares)

	Note	Number of common shares (in thousands)	Common shares	Retained earnings	Total equity
Balance, December 31, 2021		77,315	$446	$992	$1,438
Changes during the year:
Net income		—	—	997	997
Common shares purchased and cancelled	20	(22,186)	(128)	(655)	(783)
Dividends to common shareholders	20	—	—	(251)	(251)
Other comprehensive income	19	—	—	4	4
Balance, December 31, 2022		55,129	$318	$1,087	$1,405
Changes during the year:
Net income		—	—	149	149
Dividends to common shareholders	20	—	—	(258)	(258)
Balance, December 31, 2023		55,129	$318	$978	$1,296

The accompanying notes are an integral part of the consolidated financial statements.

STELCO HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of Canadian dollars)

Years ended December 31,	Note	2023	2022
Operating activities
Net income		$149	$997
Items not affecting cash:
Depreciation	22	124	90
Deferred tax expense	13	39	92
Employee benefit commitment:
Accretion expense	24	27	39
Remeasurement recovery	24	(3)	(2)
Loss on derivative asset	9	37	18
Remeasurement of lease related obligation	24	5	—
Write-down of construction in progress	26	4	5
Share of income from joint ventures	12	(2)	(1)
Gain on sale of land and buildings	10	—	(260)
Change in non-cash working capital and other operating items	28	(131)	(391)
Cash provided by operating activities		$249	$587

Investing activities
Capital expenditures on property, plant and equipment, net of Strategic Innovation Fund contributions	28	(196)	(195)
Additions to intangible assets	11	(5)	—
Dividend from joint venture	12	2	—
Proceeds from sale of land and buildings	10	—	353
Investment in joint venture	12	—	(15)
Change in restricted cash	5	(1)	11
Cash provided by (used in) investing activities		($200)	$154

Financing activities
Proceeds from (Repayment of) inventory monetization arrangement, net	14	83	(30)
Lease and other related obligations principal payments	15	(18)	(11)
Repayment of non-revolving term loan	16	(15)	(15)
Repayment of mortgage principal	17	(2)	(2)
Proceeds from a lease related financing arrangement	10	—	165
Proceeds from Strategic Innovation Fund loan	10	—	2
Common shares purchased	20	—	(783)
Dividends paid to common shareholders	20	(258)	(251)
Cash used in financing activities		($210)	($925)

Effect of foreign exchange rate changes on cash		(3)	38

Net decrease in cash		(164)	(146)
Cash, beginning of year		809	955
Cash, end of year		$645	$809

Supplemental cash flow information	28

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To facilitate a better understanding of Stelco Holdings Inc.'s consolidated financial statements, material accounting policies and related disclosures, a listing of all the notes is provided below:

1	.	Corporate Information	2	19	.	Pension and Other Post-Employment Benefits	22
2	.	Statement of Compliance and Basis of Preparation	2	20	.	Share Capital	25
3	.	Material Accounting Policies	2	21	.	Revenue from Sale of Goods	26
4	.	Significant Judgments, Estimates and Assumptions	8	22	.	Cost of Goods Sold	26
5	.	Restricted Cash	9	23	.	Selling, General and Administrative Expenses	27
6	.	Trade and Other Receivables	9	24	.	Finance Costs	27
7	.	Inventories	10	25	.	Finance And Other Income	27
8	.	Prepaid Expenses and Deposits	10	26	.	Other Costs	28
9	.	Derivative Asset	10	27	.	Net Income Per Share	28
10	.	Property, Plant and Equipment	12	28	.	Supplemental Cash Flow Information	28
11	.	Intangible Assets	14	29	.	Share-Based Compensation	29
12	.	Investment in Joint Ventures	14	30	.	Fair Value of Financial Instruments	32
13	.	Income Taxes	15	31	.	Risk Management	32
14	.	Trade and Other Payables	16	32	.	Capital Management	35
15	.	Other Liabilities	17	33	.	Commitments and Contingencies	35
16	.	Asset-Based Lending Facility	19	34	.	Related Party Transactions	36
17	.	Obligations to Independent Employee Trusts	20	35	.	Events After The Reporting Period	36
18	.	Provisions	22

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
1. CORPORATE INFORMATION
Stelco Holdings Inc. (Stelco Holdings) is a corporation incorporated under the Canada Business Corporations Act (CBCA) pursuant to articles of incorporation dated September 25, 2017 (as amended from time-to-time). Its registered and head office is located at 386 Wilcox Street, Hamilton, Ontario, L8L 8K5.
Stelco Inc. (Stelco), one of Canada’s leading steel producers, is a material wholly-owned subsidiary of Stelco Holdings, and is a corporation incorporated under the CBCA. Stelco is an integrated steel producer with facilities in two locations, Hamilton and Nanticoke, Ontario, which produce a variety of steel products for customers in the steel service centre, appliance, automotive, energy, construction, and pipe and tube industries in North America.
2. STATEMENT OF COMPLIANCE AND BASIS OF PREPARATION
a) Statement of compliance
Stelco Holdings' financial statements (Consolidated Financial Statements) have been prepared by management in accordance with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).
b) Basis of preparation
These Consolidated Financial Statements were prepared on a going concern basis under the historical cost method, except for certain financial assets and liabilities, which are measured at fair value as described in note 30. The accounting policies set out below have been applied consistently in all material respects.
c) Principles of consolidation
These Consolidated Financial Statements include the accounts of Stelco Holdings and its subsidiaries (collectively, the Company). All intercompany balances, transactions, income and expenses, and gains or losses have been eliminated on consolidation.
Subsidiaries
Subsidiaries are consolidated where Stelco Holdings has the ability to exercise control. Control of an investee is defined to exist when Stelco Holdings is exposed to variable returns from Stelco Holdings' involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, Stelco Holdings controls an investee if, and only if, Stelco Holdings has all of the following: power over the investee (existing rights that gives it the current ability to direct the relevant activities of the investee); exposure, or rights, to variable returns from Stelco Holdings' involvement with the investee; and the ability to use its power over the investee to affect its returns.
The Company’s principal subsidiary is Stelco Inc. Other subsidiaries, while included in the Consolidated Financial Statements, are not material and have not been disclosed above.
Joint ventures
Joint ventures are entities over which the Company has joint control and whereby the parties that share joint control have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control. Investments in joint ventures are accounted for using the equity method. Under the equity method, the investment is initially recorded at cost and adjusted by Stelco's share of the results of operations and changes in the net assets of the joint venture. If the Company's share of losses of a joint venture equals or exceeds its interest in the joint venture, the Company will discontinue recognizing its share of further losses. If Stelco's interest is reduced to zero, additional losses are provided for, and a liability is recognized, only to the extent that the Company has incurred legal or constructive obligations or made payments on behalf of the joint venture. If the joint venture subsequently reports income, then Stelco will resume recognizing its share of those profits only after its share of profits equals the cumulative share of losses not recognized. The financial statements of Stelco's joint ventures are prepared for the same reporting period as the Company and where necessary, adjustments are made to bring the accounting policies of such entities in line with those of Stelco.
3. MATERIAL ACCOUNTING POLICIES
The material accounting policies (and any changes thereto) used in preparation of these Consolidated Financial Statements are summarized below. These accounting policies conform, in all material respects, to IFRS.
a) Revenue recognition
Revenue is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts, volume rebates and other incentives.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Revenue from the sale of goods is recognized to the extent that it is probable that the economic benefits will flow to the Company, can be reliably measured, and when the performance obligation is satisfied by transferring the promised good to a customer. A good is considered transferred when the customer obtains control, which is defined as the ability to direct the use of and obtain substantially all of the remaining benefits of an asset.
Depending on the shipping terms, freight and other transportation costs billed to customers are recorded gross (within revenue and cost of goods sold), or net of freight costs paid to shipping providers. The Company is the principal in revenue arrangements where Stelco has pricing latitude and is also exposed to inventory and credit risks.
b) Foreign currency translation
These Consolidated Financial Statements are presented in Canadian dollars, which is the functional and presentation currency of the Company, its subsidiaries and its joint ventures. Transactions in currencies other than the functional currency of the Company are recorded at the rates of exchange prevailing at the date of the transaction. The Company translates foreign currency balances as follows:
•Monetary assets and liabilities are translated at the closing rate in effect as at the Consolidated Balance Sheet date; and
•Non-monetary items that are measured in terms of historical cost are translated using the exchange rate at the date of the transaction. Items measured at fair value are translated at the exchange rate in effect at the date the fair value was measured.
Differences arising on settlement or translation of monetary assets and liabilities are recognized in finance costs on the Consolidated Statements of Income. Non-monetary items that are carried at fair value are translated using the exchange rate prevailing when the fair value was determined and the related translation gains and losses are reported in net income or other comprehensive income (OCI).
c) Income taxes
The Company's current and deferred tax expense is recognized in the Consolidated Statements of Income, unless it relates to items recognized in correlation to the underlying transaction in either OCI or equity. Current tax expense is based on substantively enacted statutory tax rates and tax laws as at the Consolidated Balance Sheet date. Deferred tax is provided using the liability method on temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes as at the reporting date.
Deferred tax liabilities are recognized for all taxable temporary differences, except in respect of taxable temporary differences associated with investments in subsidiaries, and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.
Deferred tax assets are recognized for all deductible temporary differences, the carry-forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilized, within their respective expiry periods. For deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.
The carrying amount of deferred tax assets is reviewed as at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed as at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.
Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates and tax laws that have been substantively enacted as at the reporting date. Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.
d) Inventories
Inventories are measured at the lower of cost and net realizable value. Net realizable value represents the estimated selling price at which the inventories can be realized in the normal course of business after allowing for the cost of conversion from their existing state to a finished condition and for the cost of selling and delivery. Net realizable value is estimated using evidence available at the time, taking into account the purpose for which the inventory is held. Previous write-downs, if any, are reversed in the event the circumstances that previously caused inventories to be written down below cost no longer exist.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
The costs of raw materials are determined using the weighted average cost method. Raw materials and certain spare parts are valued at cost, inclusive of freight, shipping, and handling as well as any other costs incurred in bringing the inventories to their present location and condition.
The costs of semi-finished and finished products are determined on a first-in, first-out basis and include the purchase costs of raw materials and conversion costs such as direct labor and an allocation of fixed and variable production overheads. Costs incurred when production levels are abnormally low are capitalized as inventories based on normal capacity utilization, with the remaining costs incurred recorded within cost of goods sold in the Consolidated Statements of Income.
e) Property, plant and equipment
Property, plant and equipment is recorded at cost less accumulated depreciation and impairment. Cost includes all related costs directly attributable to the acquisition or construction of the asset. Property (other than land), plant and equipment is depreciated using the straight-line method over the useful lives of the related assets as presented in the table below.

Estimated useful lives of major asset categories
Buildings and property improvements	20 - 35 years
Machinery and equipment	5 - 40 years
Vehicles	4 - 15 years
Property, plant and equipment that consist of parts that have a cost that is significant in relation to the item of property, plant and equipment to which it relates are treated as separate components of an item of property, plant and equipment and depreciated on a straight-line basis during the estimated period of service, taking into account any residual value at the end of the period. Such cost includes the cost of replacing part of the plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of plant and equipment are required to be replaced at periodic intervals, the Company depreciates them separately based on their specific useful lives. In addition, when a major inspection is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. Major repairs and upgrades are recognized separately and depreciated over their useful lives, whereas all other repair and maintenance costs are expensed as incurred.
f) Impairment of non-financial assets
The Company's non-financial assets (including property, plant and equipment) are reviewed for indicators of impairment at each Consolidated Balance Sheet date. If an indicator of impairment exists, the asset’s recoverable amount is estimated. An impairment loss is recognized when the carrying amount of an asset or cash generating unit (CGU) exceeds its recoverable amount. The recoverable amount of an asset or CGU is the higher of its fair value less costs of disposal and its value in use. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Impairment losses are recognized in net income for the period.
In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs. An impairment loss is reversed if there is an indication that there has been a change in estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
g) Financial instruments
Stelco's financial assets and liabilities (financial instruments) include cash, restricted cash, trade and other receivables, derivative financial instruments, trade and other payables, income taxes payable, certain other liabilities, an asset-based lending facility, a mortgage payable, as well as employee benefit commitments.
The classification of financial instruments is typically determined at the time of initial recognition, within the following categories:
•Amortized cost
•Fair value through income or loss
•Fair value through other comprehensive income
Financial instruments carried at amortized cost
Financial instruments in this category include cash, trade and other receivables, trade and other payables, income taxes payable, certain other liabilities, an asset-based lending facility, a mortgage payable and employee benefit commitments.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Financial instruments are recorded initially at fair value and, in the case of financial assets and liabilities carried at amortized cost, adjusted for directly attributable transaction costs.
Trade and other receivables include originated and purchased non-derivative financial assets with fixed or determined payments that are not quoted in an active market and are subsequently measured at amortized cost and is computed using the effective interest method less any allowance for impairment.
Trade and other payables, asset-based lending facility, mortgage payable, employee benefit commitment, and certain other liabilities, are subsequently measured at amortized cost using the effective interest rate method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees. The effective interest rate accretion is included as finance costs in the Consolidated Statements of Income.
Impairment of financial assets carried at amortized cost
Trade and other receivables are subject to lifetime expected credit losses (ECL) which are measured as the difference in the present value of the contractual cash flows that are due under the contract, and the cash flows that are expected to be received. The Company applies the simplified approach at each reporting date on its trade and other receivables and considers its historical experience of bad debts including customers' ability to pay as well as the current and forward-looking macroeconomic factors that may affect default rates when estimating ECL.
Financial assets, together with the associated allowance, are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Company. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or decreased by adjusting the carrying value of the loan or receivable. If a past write-off is later recovered, the recovery is recognized in the Consolidated Statements of Income.
Financial instruments carried at fair value through income or loss
Financial instruments in this category include derivative financial instruments and cash-settled share-based compensation awards which are carried on the Consolidated Balance Sheets and remeasured at fair value through income or loss at the reporting date.
In particular, derivative financial instruments are recorded at their fair value at the Consolidated Balance Sheet date, with changes in fair value recognized in the Consolidated Statements of Income. Derivative instruments with either positive or negative fair values are reported as derivative assets or liabilities, respectively. Valuation adjustments are included in the fair value of derivative assets and liabilities. Transaction costs related to the acquisition of derivative financial instruments carried at fair value through profit or loss are expensed and recorded within the Consolidated Statements of Income.
h) Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. All assets and liabilities for which fair value is measured or disclosed in the Consolidated Financial Statements are categorized within the fair value hierarchy, which is described as follows, based on the lowest-level input that is significant to the fair value measurement as a whole:
Level 1 -     Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
Level 2 -     Quoted prices in markets that are not active or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and
Level 3 -     Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable, supported by little or no market activity.
The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.
For items that are recognized at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by reassessing their classification at the end of each reporting period.
When measuring the fair value of an asset or liability, the Company uses observable market data as available. If the inputs used to measure the fair value of an asset or a liability are classified within different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
i) Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The expense relating to a provision is presented in the Consolidated Statements of Income net of any reimbursement.
If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.
j) Pension and other employee benefits
The Company sponsors multiple defined benefit pension plans, which requires contributions to be made to separately administered funds. The obligations and costs of providing benefits under the defined benefit plans is based on valuations performed by independent actuaries using the projected unit credit method.
Other employee benefits includes an unfunded compensated absence plan that provides non-pension benefits to certain active members.
The liability for pensions and other employee benefits is equal to the present value of the Company’s future benefit obligation less, where appropriate, the fair value of plan assets in funds allocated to finance such benefits. Service costs including past service, gains and losses from curtailment and non-routine settlements and net interest are recognized through net income. Actuarial gains and losses resulting from remeasurements are recognized immediately through OCI in the period in which they occur. Remeasurements are not reclassified to net income in subsequent periods.
k) Net income per share
Basic net income per share is calculated by dividing net income for the period attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period.
Diluted net income per common share is calculated giving effect to the potential dilution that would occur if all outstanding dilutive instruments were exercised or converted to common shares. The weighted average number of common shares outstanding during the period is adjusted by the incremental number of shares calculated in accordance with the treasury stock method. The treasury stock method assumes that the proceeds received from the exercise of all potentially dilutive instruments are used to repurchase common shares at the volume weighted average market price during the period.
l) Intangibles
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite.
Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the Consolidated Statements of Income in the expense category that is consistent with the function of the intangible assets.
Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the CGU level, or more frequently if indicators of impairment exist. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is considered a change in accounting estimate and accounted for on a prospective basis.
Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the Consolidated Statements of Income when the asset is derecognized.
m) Leases
Arrangements as a lessee
At the inception of an arrangement, the Company assesses whether the arrangement is, or contains, a lease. An arrangement is, or contains, a lease if the arrangement conveys the right to control the use of an identified asset for a period of time in

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
exchange for consideration. For arrangements that contain a lease component and one or more lease or non-lease components, the Company will allocate the consideration in the contract to each lease component on the basis of the relative stand-alone value of the lease component and the aggregate stand-alone value of the non-lease components.
As a practical expedient, IFRS 16 - Leases, permits a lessee to not separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has elected to apply the practical expedient to an energy service arrangement, which contains both lease and non-lease components.
The Company, as a lessee, recognizes a right-of-use asset and lease liability at the commencement of the lease at the present value of the future lease payments using the interest rate implicit in the lease (if it is readily determinable) or the Company's incremental borrowing rate. The right-of-use-asset also includes any direct costs and estimated dismantling or restoration costs incurred by the Company. Subsequent to initial recognition, the asset is depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The lease liability is measured at amortized cost using the effective interest rate method. Lease related finance charges are recorded in finance costs in the Consolidated Statements of Income.
The Company has elected not to recognize right-of-use assets and lease liabilities for certain short-term leases: i) machinery and equipment that have a lease term of 12 months or less that do not contain a purchase option, and ii) low-value items. These types of leases are not recognized on the Company's Consolidated Balance Sheets and payments to lessors are recorded in the Consolidated Statements of Income on a straight-line basis over the term of the lease.
Sale and leaseback
For a sale and leaseback transaction, the Company initially determines whether the transfer of the asset should be accounted for as a sale. If the transfer of the asset is deemed a sale, the Company will measure the right-of-use asset from the leaseback at the proportion of the previous carrying amount of the asset that relates to the right of use retained by the Company. If the transfer of the asset is not deemed a sale, the Company will continue to recognize the asset and record the proceeds received as a financial liability.
n) Share-based compensation
Share-based awards issued under the Company's long-term incentive plan
The Company issues share-based awards to certain employees. The cost of these share-based payments equals the fair value of each tranche of share-based awards at their grant date and are recognized on a proportionate basis consistent with the vesting features of each tranche of the grant.
The Company also has cash-settled share-based compensation plans for certain members of the Board of Directors. The cost of these share-based payments is measured at fair value and is expensed on the grant date with the recognition of a corresponding liability.
Share-based payment arrangements issued under the Company's total shareholder return incentive program (TSR Incentive Program)
The TSR Incentive Program is a cash-settled share-based compensation plan, which is measured at fair value through income or loss at each reporting date. The share-based compensation expense in connection with the TSR Incentive Program is recognized over the term of the program and varies based on changes in the Company's common share price and the performance of the share price in relation to the specified target thresholds.
The share-based compensation liability is remeasured at fair value at each reporting period date with the vested changes in fair value recorded within selling, general and administrative expenses in the Consolidated Statements of Income.
o) Government grants
Government grants are recognized when there is reasonable assurance that the grant will be received and all conditions associated with the grant are met. Grants related to assets are recorded as a reduction to the asset’s carrying value and are depreciated over the useful life of the asset. Claims under government grant programs related to income are recorded within the Consolidated Statements of Income as a reduction to the related item that the grant is intended to offset, in the period in which eligible expenses were incurred or when the services have been performed.
p) Segment reporting
Segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (CODM). The CODM, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Executive Chairman and Chief Executive Officer.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
In measuring performance for the purpose of allocating resources, the CODM does not distinguish the operations by product, geography or any other basis and therefore the Company is considered to be a single reportable segment.
q) Amendments to accounting standards effective in 2023
In February 2021, the IASB amended IAS 1, Presentation of Financial Statements, and IFRS Practice Statement 2, Making Materiality Judgements, to require entities to disclose material accounting policies rather than significant accounting policies. Further amendments to IAS 1 were made to explain how an entity can identify a material accounting policy.
The amendments did not have a material impact on the Company's Consolidated Financial Statements.
4. SIGNIFICANT JUDGMENTS, ESTIMATES AND ASSUMPTIONS
The preparation of the Consolidated Financial Statements requires management to make judgments, estimates and/or assumptions that affect the amounts reported. The key assumptions concerning the future and other key sources of estimation uncertainty at the Consolidated Balance Sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the Consolidated Financial Statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Company.
a) Employee benefit commitment
This financial liability was initially recorded at its fair value using a discounted cash flow analysis and subsequently accounted for at amortized cost using the effective interest method. The determination of fair value at initial recognition involved making various assumptions, including the determination of the expected cash flows and discount rate. Estimates of expected cash flows are revisited at the end of each Consolidated Balance Sheet date to determine amortized cost. Due to the nature of the underlying assumptions and its long-term nature, the employee benefit commitment is highly sensitive to changes in these assumptions. Further details about the assumptions used are provided in note 17.
b) Leases
The Company exercises judgement in determining the appropriate lease term on a lease by lease basis, and considers all facts and circumstances that create an economic incentive to exercise a renewal option or to not exercise a termination option. The period covered by renewal options are only included in the lease term assumed in the Company's financial statements if the Company is reasonably certain to renew. Changes in lease term estimates may have a material impact on the Company's Consolidated Balance Sheets and Consolidated Statements of Income.
In determining the carrying amount of right-of-use assets and lease liabilities, the Company is required to estimate the incremental borrowing rate specific to each leased asset if the interest rate implicit in the lease is not readily determined. The Company estimates the incremental borrowing rate by generally applying a base risk-free interest rate with an adjustment that reflects the Company's credit rating, the asset under lease and lease term, and the economic environment in which the leased asset operates.
c) Derivative asset
On initial recognition, a derivative financial instrument is recognized at fair value on the Consolidated Balance Sheet and remeasured at fair value through income or loss at each reporting date. The Company's derivative asset fair value was estimated using a Black-Scholes option pricing model which includes Level 3 significant unobservable inputs such as the fair value of the mine asset (which is based on a discounted cash flow model including inputs of estimated future iron ore prices and mining costs, and a discount rate) and expected mine asset value volatility. Due to the nature of the underlying estimates and its long-term nature, the derivative asset's estimated fair value is highly sensitive to changes in these inputs. Further details about the inputs and valuation technique used are provided in note 9.
d) Pension and other post-employment benefits
The cost of defined benefit pension plans and other post-employment benefits and the present value of the obligations are determined using actuarial valuations. An actuarial valuation involves making various assumptions which include the determination of the discount rate, future salary increases, mortality rates and projected retirement age. Due to the complexity of the valuation, the underlying assumptions and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. Further details about the assumptions used are provided in note 19.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
e) Impairment of non-financial assets
In the process of applying the Company’s accounting policies, impairment has been identified as an area where judgments have been made that may have a significant effect on the amounts recognized in the Consolidated Financial Statements. Also, in assessing for impairment, judgment is required in determining the aggregation of the Company’s assets into CGUs, which is based on economic and commercial influences as well as the interdependence of cash inflows of the Company’s operating facilities. The Company has determined that its operations are comprised of a single CGU.
The Company evaluates each asset or CGU at each Consolidated Balance Sheet date to determine if any indicators of impairment or impairment reversal exist. When completing an impairment test, the Company calculates the estimated recoverable amount of CGUs, which requires management to make estimates and assumptions with respect to items such as future production levels, operating and capital costs, long-term commodity prices, foreign exchange rates and discount rates. These estimates and assumptions are subject to risk and uncertainty. Therefore, there is a possibility that changes in circumstances will have an impact on these projections, which may impact the recoverable amount of assets or CGUs.
f) Income taxes
The Company is subject to federal and provincial income taxes in Canada. Significant estimates are required in determining the provision for income taxes. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made. Refer to note 13 for the carrying value of current and deferred income tax assets and liabilities.
5. RESTRICTED CASH
Restricted cash represents cash not readily available for Stelco's operations and includes deposits associated with the following:

As at	December 31, 2023	December 31, 2022
Ontario Ministry of the Environment, Conservation and Parks [1]	$9	$9
Receivables purchase agreement [2]	1	—
Total restricted cash	$10	$9
1    Represents deposits associated with the Company's environmental obligations recorded within provisions on the Consolidated Balance Sheets. Refer to note 18 for further details.
2    Includes cash collected from customers in connection with trade receivables sold to a Schedule II bank under the receivables purchase agreement discussed further in note 6. Under the terms of the receivables purchase agreement, Stelco is required to administer and remit these deposits to the Schedule II bank.
6. TRADE AND OTHER RECEIVABLES

As at	December 31, 2023	December 31, 2022
Trade receivables [1]	$171	$134
Other receivables	14	13
Total trade and other receivables	$185	$147
1 Net of allowance for doubtful accounts of $0.2 million (December 31, 2022 - $0.1 million).
Receivables purchase agreement (RPA)
The Company has an RPA with a Schedule II bank (the Purchaser), that enables Stelco, from time to time, to sell certain customer trade receivables to the Purchaser on an uncommitted revolving basis. Under the terms of the RPA, Stelco administers and processes the collection of receivables and remits those collections to the Purchaser. The Company has derecognized the trade receivables sold under the RPA from the Consolidated Balance Sheets as substantially all of the risks and rewards for such receivables have been transferred to the Purchaser.
During August 2023, Stelco amended the RPA with the Purchaser to include a reduction in the aggregate maximum purchase limit to $75 million (previously $78 million); other terms remained substantially similar to the original agreement. As at December 31, 2023, Stelco's available unused purchase limit remaining under the RPA was $6 million (December 31, 2022 - $14 million).
Proceeds received by Stelco under the RPA are recorded within cash flows from operations on the Consolidated Statements of Cash Flows. For the year ended December 31, 2023, the weighted average finance rate for the RPA was 6.93% (December 31, 2022 - 4.20%) and the Company recorded $4 million (December 31, 2022 - $2 million) of related finance charges within finance costs on the Consolidated Statements of Income.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Trade and other receivables
Trade receivables are non-interest bearing and are generally on terms of 30 days. In order to minimize the credit risk associated with trade and other receivables, the Company performs regular credit reviews for all customers with significant credit limits. Trade and other receivables are analyzed on a case by case basis taking into account a customer's past credit history as well as its current ability to pay and uncollectible amounts are recorded as an allowance for doubtful accounts.
As at December 31, 2023 and 2022, the aging of trade receivables and other receivables, net of allowance for doubtful accounts is as follows:

			Past due but not impaired
As at	Total	Current	< 31 days	31 - 60 days	61 - 90 days	> 90 days
December 31, 2023	$185	173	12	—	—	—
December 31, 2022	$147	143	4	—	—	—
Refer to note 31 for further details of the Company's credit risk management.
7. INVENTORIES

As at	December 31, 2023	December 31, 2022
Raw materials	$702	$620
Semi-finished products [1]	98	132
Finished products [1]	29	34
Spare parts and other	3	3
Total inventories	$832	$789
1 Includes a provision to reflect inventories at the lower of cost or net realizable value of $1 million in aggregate, as at December 31, 2023 (December 31, 2022 - $3 million).
Refer to note 22 for the cost of inventories recognized within cost of goods sold.
8. PREPAID EXPENSES AND DEPOSITS

As at	December 31, 2023	December 31, 2022
Prepaid insurance	$9	$8
Income tax installment with Canada Revenue Agency	8	27
Advance payments to vendors	6	6
Other	1	1
Total prepaid expenses and deposits	$24	$42
9. DERIVATIVE ASSET
On April 30, 2020, Stelco entered into an eight-year pellet sale and purchase agreement (the Pellet Agreement) with United States Steel Corporation (USS) ending January 31, 2028. The Pellet Agreement contained both an annual iron ore volume purchase and fixed pricing schedule for the duration of the agreement (subject to adjustments based on certain cost indices).
Concurrently, also on April 30, 2020, Stelco entered into an option agreement with USS granting Stelco an option to purchase a 25% ownership interest (the Option) in a to-be-formed joint venture that would own a 100% beneficial interest in USS’s Minntac iron ore mine located in Mt. Iron, Minnesota and related infrastructure including the pellet plant. The Option is exercisable by Stelco at any time until January 31, 2027.
During 2020, Stelco paid US$100 million in aggregate cash consideration for the Option. If and when the Option is exercised, Stelco would pay an exercise price of US$500 million.
The Option is recorded as a derivative instrument which is presented on the Consolidated Balance Sheets as a financial asset and carried at fair value through income or loss. At December 31, 2023, the Option's fair value of $71 million (December 31, 2022 - $108 million) was estimated using the Black-Scholes option pricing model. During the year ended December 31, 2023, the Company recognized a loss of $37 million (December 31, 2022 - loss of $18 million), in connection with the change in fair value of the Option, due to changes in certain assumptions such as expected mine asset value volatility and risk-free interest rates, as well as current foreign exchange rates. The expected option life is fixed and based on the maximum contractual term of the Option.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
The Black-Scholes option pricing model assumptions used to estimate the fair value of the Option at the respective dates are noted in the summary below:

As at	December 31, 2023	December 31, 2022
Estimated fair value of mine asset (in millions) [1]	US$320	US$335
Exercise price (in millions)	US$500	US$500
Expected mine asset value volatility [2]	40.0%	40.0%
Expected risk-free interest rate [3]	4.0%	4.1%
Expected option life (in years) [4]	3.1	4.1
1    Based on a 25% ownership interest in the Minntac iron ore mine.
2     Based on historical equity volatility of selected publicly traded companies combined with factors such as debt to equity ratios to estimate asset volatility.
3    Based on three to five year U.S. Treasury bond interest rates.
4    Based on maximum contractual term of the Option remaining.
The table below describes the relationship between the Company's Black-Scholes option pricing model inputs and related fair value measurement:

Key unobservable inputs	Relationships between key unobservable inputs and fair value measurement
Estimated fair value of mine asset	Increase (decrease) of estimated mine asset value would increase (decrease) the estimated fair value, respectively.
Expected mine asset value volatility	Increase (decrease) of expected mine asset value volatility would increase (decrease) the estimated fair value, respectively.
Expected risk-free interest rate	Increase (decrease) of expected risk-free interest rate would increase (decrease) the estimated fair value, respectively.
To estimate the fair value of the mine asset, the Company uses a discounted cash flow model which includes the projected future cash flows generated from the mine asset along with the following inputs and relationship to fair value measurement:

Key unobservable inputs	Relationships between key unobservable inputs and fair value measurement
Iron ore prices [1]	Increase (decrease) of expected iron ore prices would increase (decrease) the estimated fair value, respectively.
Discount rate [2]	Increase (decrease) of the discount rate would decrease (increase) the estimated fair value, respectively.
1    Based on the expected long-term iron ore price in the Great Lakes region.
2     Based on a weighted average cost of capital of selected iron ore producing companies.

The inputs and assumptions used in the discounted cash flow model to estimate the fair value of the mine asset at each reporting date were updated with observable market and macroeconomic input considerations due to the Company not having access to the mine asset’s financial information since the acquisition of the Option. Since the discounted cash flow model does not incorporate current mine asset specific financial information, there is an inherent estimation uncertainty in the Company’s projection of the mine asset future cash flows.
The following table summarizes the sensitivity impact to the Option fair value from changes in certain assumptions used in the Black-Scholes option pricing model, assuming all other inputs remain unchanged:

		December 31, 2023		December 31, 2022
As at	Change	Increase	Decrease	Increase	Decrease
Estimated fair value of mine asset	1%	$2	($2)	$2	($2)
Expected mine asset value volatility	1%	3	(3)	4	(4)
Expected risk-free interest rate	25 bps	1	(1)	1	(1)
The Company's valuation policies for Level 3 derivatives are an integral part of its internal control procedures and have been reviewed and approved according to the Company’s principles for establishing such procedures. In particular, such procedures address the accuracy and reliability of input data, the valuation model and engagement of third-party qualified external valuation professionals. Refer to note 30 for a further discussion of valuation techniques and inputs used in estimating the Option's fair value at December 31, 2023 and 2022.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
10. PROPERTY, PLANT AND EQUIPMENT

Cost	Land	Buildings and property improvements	Machinery and equipment	Vehicles	Assets under leases	Construction in progress	Total
As at December 31, 2021	$111	$50	$680	$15	$65	$284	$1,205
Additions	—	—	19	—	176	182	377
Transfers	—	8	346	11	(2)	(363)	—
Strategic Innovation Fund contributions	—	—	—	—	—	(2)	(2)
Disposals and other	(61)	(9)	(12)	—	—	(19)	(101)
Write-down of construction in progress	—	—	—	—	—	(5)	(5)
As at December 31, 2022	$50	$49	$1,033	$26	$239	$77	$1,474
Additions	—	—	22	—	8	173	203
Transfers	—	9	148	10	(6)	(161)	—
Disposals and other [1]	—	—	(4)	—	(3)	(7)	(14)
Write-down of construction in progress	—	—	—	—	—	(4)	(4)
As at December 31, 2023	$50	$58	$1,199	$36	$238	$78	$1,659
1    Includes approximately $5 million of cash incentives to be received from the Independent Energy System Operator (IESO) under its Process and Systems Upgrade Program, in connection with eligible construction costs incurred by the Company related to the Cogen Plant including machinery and equipment and assets under leases described further below.

Accumulated depreciation	Land	Buildings and property improvements	Machinery and equipment	Vehicles	Assets under leases	Construction in progress	Total
As at December 31, 2021	$—	$4	$165	$5	$23	$—	$197
Depreciation	—	2	73	3	12	—	90
Disposals and other	—	(1)	(11)	2	(2)	—	(12)
As at December 31, 2022	$—	$5	$227	$10	$33	$—	$275
Depreciation	—	2	100	3	19	—	124
Disposals and other	—	—	(1)	2	(4)	—	(3)
As at December 31, 2023	$—	$7	$326	$15	$48	$—	$396

Net book value
As at December 31, 2023	$50	$51	$873	$21	$190	$78	$1,263
As at December 31, 2022	$50	$44	$806	$16	$206	$77	$1,199

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Assets under leases
The following table summarizes the changes in the aggregate net carrying value of the Company's right-of-use assets included in property, plant and equipment:

		Machinery and equipment
	Land and buildings	Manufacturing equipment	Power generation	Railcars	Information technology	Vehicles	Total
As at December 31, 2021	$—	$30	$—	$5	$2	$5	$42
Additions	17	—	147	8	1	3	176
Depreciation	(1)	(4)	(3)	(2)	(1)	(1)	(12)
As at December 31, 2022	$16	$26	$144	$11	$2	$7	$206
Additions	—	—	—	—	3	5	8
Depreciation	(3)	(3)	(8)	(2)	(1)	(2)	(19)
Disposals and other [1]	—	—	(3)	—	—	(2)	(5)
As at December 31, 2023	$13	$23	$133	$9	$4	$8	$190
1    Includes approximately $3 million of cash incentives to be received from IESO under its Process and Systems Upgrade Program, in connection with eligible construction costs incurred by the Company related to the Cogen Plant described further below.
Cogen Plant
On June 18, 2020, Stelco entered into an arrangement containing a lease with an affiliate of DTE Energy Services, Inc. (DTE) for the development, construction and operation of a 65MW cogeneration facility (Cogen Plant) at Stelco's Lake Erie facility in Nanticoke, Ontario. DTE was required to fund the capital costs associated with the construction of the Cogen Plant and Stelco is required to pay DTE a fixed monthly fee pursuant to an energy services agreement (ESA) for operating the Cogen Plant for an initial term of 20 years, expiring in 2042. The contractual fixed payments over the initial term of the ESA, which includes the non-lease components of this arrangement, will be in aggregate approximately $273 million, subject to certain contingent variable cost adjustments under the ESA.
During the year ended December 31, 2022, the Company recorded a $147 million right-of-use power generation asset addition with a corresponding lease liability in connection with the fixed monthly fee component of the ESA, as the Cogen Plant construction attained substantial completion and was commissioned for operational use during the year. The Cogen Plant right-of-use asset is depreciated using the straight-line method over the lease term, which is recorded as depreciation expense within cost of goods sold on the Consolidated Statements of Income. The lease liability is measured at amortized cost using the effective interest rate method and related finance charges are recorded in finance costs in the Consolidated Statements of Income.
The Company is also required to pay DTE a variable monthly charge related to the operation and maintenance of the Cogen Plant, which is recorded in cost of goods sold on the Consolidated Statements of Income.
Sale and leaseback of Hamilton land and buildings
On June 1, 2022, Stelco completed a sale and leaseback transaction with an affiliate of Slate Asset Management (Slate). Stelco sold the entirety of its interest in an approximately 800-acre parcel of land (including buildings) located on the shores of Hamilton Harbour in Hamilton, Ontario, for total cash consideration of $518 million. In conjunction with the sale, Stelco entered into long-term lease arrangements for certain portions of the land to continue its cokemaking and value-added steel finishing operations at its Hamilton Works (HW) site in Hamilton, Ontario.
Under the lease arrangements, Stelco leased back portions of the land on which it conducts its cold-rolling, galvanizing and other finishing operations under a 35-year lease, with renewal options for five 20-year terms (Cold Mill Lease). In addition, Stelco has entered into shorter-term leases in respect of its HW coke battery operations and its headquarters building (collectively, the CBO Leases). The leases are ‘triple-net’ leases whereby Stelco is responsible for all operating, occupancy and maintenance costs and expenses in respect of the leased premises. Upon expiration of the respective leases, Stelco is required to vacate and demolish the buildings on the premises.
In connection with the sale and leaseback transaction, the Company recorded a gain on the sale of the HW land and buildings of $260 million (including a sale and leaseback gain of $47 million associated with the CBO Leases) on the Consolidated Statements of Income, representing the difference between the fair value consideration of $518 million received and right-of-use asset additions of $17 million less lease and other related obligations of $176 million, the carrying amount of disposed HW land and buildings of $89 million at the date of the transaction and $10 million in other lease related provision liabilities.
The right-of-use asset additions of $17 million included land and buildings in connection with the CBO Leases, however

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
excluded the land and buildings under the Cold Mill Lease as the Company did not relinquish control of these properties or derecognize these assets from property, plant and equipment. The total cash consideration of $518 million has been allocated as $353 million in proceeds associated with the sale of HW land and buildings and a $165 million financing arrangement in connection with the Cold Mill Lease, recorded as a lease related obligation within other liabilities on the Company's Consolidated Balance Sheets. Refer to note 15 for further details.
The Company also recorded $2 million in professional fees and transaction costs associated with the HW transaction which was recorded within selling, general and administrative expenses on the Consolidated Statements of Income.
Innovation, Science and Economic Development Canada funding commitment
On August 13, 2019, the Government of Canada announced that Stelco received a funding commitment from Innovation, Science and Economic Development Canada (ISED Canada) of up to $49.9 million (the Contribution). The Contribution is being made available to the Company under the Strategic Innovation Fund, which was designed by the Government of Canada to, among other things, encourage research and development in Canada, facilitate growth and expansion of firms, and advance industrial research and technology. The ultimate amount of Contribution funding the Company will receive is dependent upon qualified expenditures made by the Company on certain capital projects, as agreed with ISED Canada. Subject to the terms of the funding agreement, fifty percent (50%) of the Contribution is non-refundable and the remainder is a non-interest bearing loan, which is repayable over an eight-year period beginning on January 1, 2026.
During the year ended December 31, 2022, the Company received approximately $4 million in connection with the Contribution, of which $2 million was deducted from the carrying amount of the respective qualified capital expenditures within property, plant and equipment and $2 million was recorded as a non-interest bearing loan within other liabilities on the Consolidated Balance Sheets.
As of December 31, 2023, the Company has received an aggregate of $44.9 million in cash proceeds in connection with the Contribution and the non-interest bearing loan was carried at amortized cost of $18 million recorded within other liabilities on the Consolidated Balance Sheets, using an effective interest rate of 5.0%.
11. INTANGIBLE ASSETS

	Indefinite life	Finite life
	Trademark [1]	Software under development	Other	Total
As at December 31, 2021	$7	$—	$1	$8
Additions	—	1	—	1
Other	—	—	(1)	(1)
As at December 31, 2022	$7	$1	$—	$8
Additions	—	5	—	5
As at December 31, 2023	$7	$6	$—	$13
1 Trademark recognized by the Company in connection with the acquisition of Stelco during 2017.
12. INVESTMENT IN JOINT VENTURES
Stelco has 50% equity interests in Baycoat Limited Partnership (metal coating services) and D.C. Chrome Limited (chrome plating services), which are joint ventures accounted for using the equity method in the Consolidated Financial Statements.
On March 25, 2022, Stelco Holdings completed the acquisition of a 40% equity interest in Hamilton Sports Group (HSG) and also recorded certain professional fees in connection with the acquisition. The investment is accounted for as a joint venture using the equity method in the Consolidated Financial Statements.
HSG owns the Hamilton Tiger-Cats (of the Canadian Football League) and Hamilton's Forge FC (of the Canadian Premier League), and is also the holder of license agreements in respect of Tim Hortons Field, a modern 23,000 seat multipurpose stadium located centrally in Hamilton, Ontario.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Equity investment in the joint ventures

Years ended December 31,	2023	2022
Balance, beginning of year	$18	$2
Share of income from joint ventures	2	1
Dividend from joint venture	(2)	—
Remeasurement gain on defined benefit pension obligations within OCI	1	—
Investment in joint venture	—	15
Balance, end of year	$19	$18
Statement of income (loss) of the joint ventures
Summarized combined financial information of the joint ventures is as follows (100% basis):

Years ended December 31,	2023	2022
Net income (loss)	$3	($4)
Other comprehensive income	—	12
Total comprehensive income	$3	$8
13. INCOME TAXES
Reconciliation of effective tax rate

Years ended December 31,	2023	2022
Income before income taxes	$199	$1,260
Combined Canadian federal and provincial income tax rate	25%	25%
Income tax expense based on statutory rate	50	315
Increase (Decrease) in income taxes resulting from:
Previously unrecognized deferred tax assets	—	(8)
Non-taxable portion of capital gain related to sale of land and buildings	—	(44)
Income tax expense	$50	$263
Current income tax expense	11	171
Deferred income tax expense	39	92
For the year ended December 31, 2023, the Company recorded deferred income tax expense of $39 million (December 31, 2022 - $92 million). As at December 31, 2023, the Company has recorded a deferred tax asset of $3 million (December 31, 2022 - $2 million) and deferred tax liability of $58 million (December 31, 2022 - $18 million).

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Deferred tax
Reconciliation movements in the deferred tax asset (liability):

As at	December 31, 2023	Movement	December 31, 2022	Movement	December 31, 2021
Net deferred tax asset (liability):
Lease and lease related obligations	$91	($1)	$92	$81	$11
Employee benefit commitment	59	(29)	88	(34)	122
Share-based compensation liabilities	16	9	7	5	2
Derivative asset	16	9	7	5	2
Pension and other post-employment benefits	7	—	7	1	6
Strategic Innovation Fund loan	5	—	5	1	4
Other	3	1	2	—	2
Investment in subsidiaries and land costs	2	—	2	(2)	4
Non-capital and capital loss carry-forwards	—	—	—	(6)	6
Property, plant and equipment	(206)	(32)	(174)	(112)	(62)
Right-of-use assets	(48)	4	(52)	(41)	(11)
Deferred tax assets not recognized	—	—	—	8	(8)
	($55)	($39)	($16)	($94)	$78
Comprised of:
Deferred tax asset	$3		$2		$78
Deferred tax liability	(58)		(18)		—
	($55)		($16)		$78
Other tax attributes
As at December 31, 2023, the Company has undepreciated capital cost (UCC) of $211 million (December 31, 2022 - $262 million), which includes certain property eligible for accelerated capital cost allowance where tax deductions may exceed depreciation for accounting purposes for respective future periods. A deferred tax liability of $206 million was recorded in connection with the carrying value of the Company's property, plant and equipment exceeding the UCC balance at December 31, 2023 (December 31, 2022 - $174 million).
14. TRADE AND OTHER PAYABLES

As at	December 31, 2023	December 31, 2022
Inventory monetization arrangement	$483	$409
Trade payables[1] and other	290	243
Payables to related parties [2]	7	11
Total trade and other payables	$780	$663
1    Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business. Trade payables are classified as current liabilities if payment is due within one year or less.
2    Refer to note 34 for details.
Inventory monetization arrangement (IMA)
Stelco has an inventory monetization arrangement which is subject to a financing rate based on the U.S. Federal Reserve Bank's Secured Overnight Financing Rate (SOFR) plus a margin. Under the terms of the arrangement, Stelco receives cash proceeds (in USD) based upon agreed pricing formulas and the quantity of certain raw materials on-site, less a required cash margin. Currently, iron ore, metallurgical coal and coke and prime slab inventory are monetized under the arrangement up to specified maximum volumes and values. Upon consumption of the raw materials and semi-finished products, amounts monetized under the arrangement are repaid to the counterparty.
The weighted average finance rate for the IMA for the year ended December 31, 2023 was 8.18% (December 31, 2022 - 4.99%), and the finance costs of $34 million (December 31, 2022 - $20 million) are recorded on the Consolidated Statements of Income. This financing arrangement is secured by inventory with a carrying value of $672 million (December 31, 2022 -

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
$577 million).
The following table summarizes the changes in the aggregate carrying value of the Company's IMA:

Years ended December 31,	2023	2022
Balance, beginning of year	$409	$414
Proceeds (Repayments), net	83	(30)
Foreign exchange loss (gain)	(9)	25
Balance, end of year	$483	$409
Amendments to the IMA
During January 2023, Stelco entered into an amended IMA which included the following significant terms:
i)    adjusted volume limits of eligible inventory, consistent with the Company's projected operating levels; and
ii)    finance rate of SOFR plus a margin of 3.000% (previously SOFR plus a margin of 3.125%).
In December 2023, Stelco further amended the IMA to include the following significant terms:
i)    an extended term with an expiry date of November 29, 2024;
ii)    adjusted volume limits of eligible inventory, consistent with the Company's projected operating levels;
iii)    finance rate of SOFR plus a margin of 2.750% (previously SOFR plus a margin of 3.000%); and
iv)    an option for Stelco to terminate the arrangement early on September 30, 2024.
Unless otherwise amended, extended or renewed, amounts advanced under the amended IMA are required to be repaid when the facility expires on November 29, 2024. The Company was in compliance with the financial covenants pursuant to the IMA as at and for the years ended December 31, 2023 and 2022.
15. OTHER LIABILITIES

As at	December 31, 2023	December 31, 2022
Lease and other related obligations	$364	$369
Share-based compensation [1]	63	30
Salaries and benefits payable	37	43
Strategic Innovation Fund loan [2]	18	18
Boiler project financing arrangement	12	12
Post-employment benefits [3]	7	7
Interest payable	1	1
Deferred income	—	7
Total other liabilities	$502	$487
Current	73	83
Non-current	429	404
1    Refer to note 29 for details.
2 Refer to note 10 for details.
3    Refer to note 19 for details.
Lease and other related obligations
Leases of Hamilton land and buildings
On June 1, 2022, Stelco completed a sale and leaseback transaction with Slate. Stelco sold the entirety of its interest in an approximately 800-acre parcel of land (including buildings) located on the shores of Hamilton Harbour in Hamilton, Ontario, for total cash consideration of $518 million. In conjunction with the sale, Stelco entered into lease arrangements for certain portions of the land to continue its cokemaking, value-added steel finishing operations and head office function at its HW site in Hamilton, Ontario. Refer to note 10 for further details.
In connection with the aforementioned sale and leaseback transaction, the Company recorded lease and other related obligations of $176 million, which included the CBO Leases additions of $11 million, and the Cold Mill Lease financial liability of

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
$165 million during the year ended December 31, 2022. The Cold Mill Lease financial liability is carried at amortized cost using an effective interest rate of 10.7%.
During the year ended December 31, 2023, the Company recorded a remeasurement charge of $5 million within finance costs on the Consolidated Statements of Income, related to the Cold Mill Lease in connection with an annual consumer price index adjustment, which increased the total estimated cash payments under the arrangement.
Cogen Plant
During the year ended December 31, 2022, the Company recorded a $147 million lease liability in connection with the ESA as the Cogen Plant construction attained substantial completion and was commissioned for operational use during the year. Refer to note 10 for further details.
As at December 31, 2023, the Company had leased power generation equipment, real estate property, manufacturing and other equipment and had other related obligations with a carrying value of $364 million (December 31, 2022 - $369 million). Refer to note 10 for the carrying value of the right-of-use assets related to the respective lease obligations.
The following table summarizes the changes in the aggregate carrying value of the Company's lease and other related obligations:

Years ended December 31,	2023	2022
Balance, beginning of year	$369	$44
Lease and other related obligation payments	(49)	(29)
Accretion expense related to lease and other related obligations	31	18
Additions	8	336
Remeasurement of lease related obligation	5	—
Balance, end of year	$364	$369
Minimum future payments of the Company's lease and other related obligations by year are as follows:

As at	December 31, 2023
2024	$47
2025	44
2026	42
2027	41
2028	42
Thereafter	718
Total future lease obligations payments	$934
Less: future interest costs	(570)
Carrying amount of lease obligations	$364
Boiler project financing arrangement
In August 2020, Stelco entered into a separate arrangement with DTE, for the financing of refurbishment costs in connection with certain Stelco-owned boiler assets and related boiler infrastructure required to support the Cogen Plant.
During 2022, the Company commenced repaying the boiler financing arrangement liability in accordance with the terms of the agreement, as the Cogen Plant construction attained substantial completion and was commissioned for operational use during the year. The boiler financing arrangement is repayable to DTE through monthly payments over a 20-year term at an effective interest rate of 11.14% per annum.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
The following table summarizes the changes in the aggregate carrying value of the Company's boiler project financing arrangement:

Years ended December 31,	2023	2022
Balance, beginning of year	$12	$12
Repayments	(1)	(1)
Accretion finance costs	1	1
Balance, end of year	$12	$12
Minimum future payments of the Company's boiler project financing arrangement by year are as follows:

As at	December 31, 2023
2024	$2
2025	1
2026	2
2027	1
2028	2
Thereafter	20
Total future payments	$28
Less: amounts representing future finance costs	(16)
Carrying amount of boiler financing arrangement	$12
16. ASSET-BASED LENDING FACILITY (ABL)

As at	December 31, 2023	December 31, 2022
Revolving	$—	$—
Non-revolving term loan [1]	53	69
Asset-based lending facility	$53	$69
Current	15	15
Non-current	38	54
1 Net of deferred transaction costs subject to amortization of $1 million (December 31, 2022 - $1 million).
Stelco has an ABL agreement with a syndicate of lenders for a maximum credit facility of $375 million. The amount available to be drawn under the ABL varies from time to time, based upon a borrowing base determined with reference to eligible trade receivables, certain inventory and, from time-to-time, cash collateral, and excludes certain trade receivables that have been sold under the RPA and inventory that has been monetized under the IMA, as discussed in note 14. At December 31, 2023, the amount available for advances under the ABL was $194 million (December 31, 2022 - $199 million), which includes the available borrowing base less: outstanding letters of credit of $22 million (December 31, 2022 - $21 million), cash amounts drawn and outstanding under the revolving ABL of nil (December 31, 2022 - nil), non-revolving term loan principal outstanding of $54 million (December 31, 2022 - $70 million) and a minimum excess availability requirement of $30 million (December 31, 2022 - $30 million).
The weighted average finance rate for amounts drawn under the revolving ABL for the year ended December 31, 2023 was 7.41% (December 31, 2022 - 5.18%) and the Company was in compliance with the financial covenants pursuant to the ABL agreement as at and during the years ended December 31, 2023 and 2022.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
The following table summarizes the changes in the aggregate carrying value of the Company's ABL obligations:

Years ended December 31,	2023	2022
Balance, beginning of year	$69	$84
Repayment of non-revolving term loan	(15)	(15)
Other	(1)	—
Balance, end of year	$53	$69
Minimum future principal payments of the Company's non-revolving term loan by year are as follows:

As at	December 31, 2023
2024	$15
2025	15
2026	24
Total minimum future ABL non-revolving term loan principal payments	$54
Less: deferred transaction costs subject to amortization	(1)
Carrying amount of ABL non-revolving term loan	$53
17. OBLIGATIONS TO INDEPENDENT EMPLOYEE TRUSTS

As at	December 31, 2023	December 31, 2022
Employee benefit commitment	$239	$352
Mortgage payable	104	106
Obligations to independent employee trusts	$343	$458
Current	45	143
Non-current	298	315
The Company's obligations to independent employee trusts consist of multiple funding requirements to certain pension and independent employee health and life trusts. These funding requirements include both fixed scheduled payments and variable contributions based on Stelco's operating performance, which is estimated for purposes of determining the future obligations presented herein, and the utilization of specific tax attributes. The obligations to independent employee trusts include both the employee benefit commitment, entered into as part of Stelco's CCAA reorganization on June 30, 2017, as amended, and a mortgage assumed in connection with the acquisition of land and buildings located in Hamilton and Nanticoke, Ontario on June 5, 2018.
Employee benefit commitment
On June 5, 2018, Stelco entered into an amended employee benefit commitment (amended EBC) agreement that replaced Stelco's previous funding obligations under the original June 30, 2017 agreement. The amended EBC reduced the Company's exposure to future variable funding requirements primarily through limiting free cash flow participation and provided the independent employee life and health (OPEB) trusts established as part of Stelco's CCAA reorganization, with an increased fixed funding commitment over a 25-year term. With the exception of the aforementioned amendments to the employee benefit commitment, the nature of the underlying assumptions used to derive the employee benefit commitment have remained the same to those of the original agreement.
The amended EBC was initially recorded at its estimated fair value of $491 million based on a discounted cash flow analysis of expected cash flows to be paid in future periods to the pension and OPEB trusts applying certain unobservable Level 3 inputs. These cash flows consist of contractually fixed payments as well as estimated payments that have been determined using management estimates of Stelco's future operating performance. The amended EBC has been subsequently accounted for at amortized cost using the effective interest rate of 9.72%.
Due to the nature of the underlying assumptions and long-term estimates, the employee benefit commitment is highly sensitive to changes in these assumptions. Estimates of expected cash flows are revisited at the end of each Consolidated Balance Sheet date to determine amortized cost. Refer also to note 24 for remeasurements of the employee benefit commitment recorded in finance costs on the Consolidated Statements of Income, as a result of changes in estimates and assumptions related to this obligation.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
The following table summarizes the changes in the aggregate carrying value of the Company's employee benefit commitment:

Years ended December 31,	2023	2022
Balance, beginning of year	$352	$487
Cash payments	(137)	(172)
Accretion expense	27	39
Remeasurement recovery	(3)	(2)
Balance, end of year	$239	$352
Future employee benefit commitment payments are estimated as follows:

As at	December 31, 2023
2024	$42
2025	40
2026	24
2027	26
2028	27
Thereafter	281
Total estimated employee benefit commitment payments	$440
Less: amounts representing future finance costs	(201)
Present value of employee benefit commitment	$239
Mortgage payable
On June 5, 2018, Stelco completed the acquisition of land and buildings beneficially owned by Legacy Lands Limited Partnership (the Land Vehicle) on which Stelco conducts its operations in Hamilton and Nanticoke, Ontario, including lands in Hamilton that contained the Hamilton Works blast furnace and cast houses, as well as developable lands and port facilities (collectively, the Lands). The Lands were acquired for approximately $114 million which was financed by Stelco through a 25-year, 8% per annum mortgage payable as purchase consideration to the Land Vehicle, which is payable through quarterly fixed payments of approximately $2.7 million over the term.
The Company's land and buildings located at Nanticoke, Ontario, acquired from the Land Vehicle serve as security for the mortgage payable and certain obligations in respect of the amended EBC. The HW land and buildings that previously served as security were released in conjunction with their sale to Slate. Refer to note 10 for details.
The following table summarizes the changes in the aggregate carrying value of the Company's mortgage payable:

Years ended December 31,	2023	2022
Balance, beginning of year	$106	$108
Cash payments	(11)	(11)
Interest costs	9	9
Balance, end of year	$104	$106

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Future payments of the Company's mortgage payable by year are as follows:

As at	December 31, 2023
2024	$11
2025	11
2026	11
2027	11
2028	11
Thereafter	151
Total future mortgage payments	$206
Less: amounts representing future finance costs	(102)
Carrying amount of mortgage payable	$104
18. PROVISIONS

Years ended December 31,	2023	2022
Balance, beginning of year	$18	$7
Additions [1]	—	10
Other	—	1
Provisions	$18	$18
1    Represents lease related provision liability in connection with the sale and leaseback of Hamilton land and buildings; refer to note 10 for details.
Provisions include an environmental remediation provision with a carrying value of $8 million (December 31, 2022 - $8 million), in connection with waste generated from steelmaking operations subsequent to June 30, 2017. Stelco is required to remediate the sites where this waste is held pursuant to requirements of the Ontario Ministry of Environment, Conservation and Parks.
The Company assesses its provisions on an annual basis or when new information becomes available. This assessment includes the estimation of future costs, the timing of these expenditures, and the impact of changes in discount rates. Actual expenditures may differ from the amounts currently provided if the estimates made are significantly different than future results or if there are significant changes in contractual and/or regulatory requirements in the future.
19. PENSION AND OTHER POST-EMPLOYMENT BENEFITS
Net liabilities for employee defined benefit, pension and other post-employment benefit plans:

As at	December 31, 2023	December 31, 2022
Defined benefit pension plans	$13	$11
Other post-employment benefit plans [1]	7	7
Total	$20	$18
1 The other post-employment benefits plans are recorded within other liabilities, refer to note 15.
Defined benefit pension plans
On January 1, 2018, defined benefit pension plans were established for certain active hourly employees of Stelco Inc. on substantially the same terms as those contained in the main pension plans for the Hamilton Bargaining Unit Plan, the Lake Erie Bargaining Unit Plan and the Pickle Line Plan that were settled as part of the CCAA reorganization. Under the special regulation under the Pension Benefits Act (Ontario), Stelco is required to make annual contributions to the new pension plans for the years 2018 to 2027 inclusive. Required contributions for years 2018 through 2023 were approximately $4 million annually and decline to approximately $3 million annually for years 2024 through 2027. After 2027, these plans are subject to the Pension Benefits Act (Ontario) including, applicable solvency funding requirements. Actuarial valuation reports were prepared for each plan as at December 31, 2023.
Other post-employment benefit plan
Stelco sponsors an unfunded compensated absences plan that provides non-pension benefits and is the administrator of the plan. Funded status and other post-employment benefit reports for the compensated absences plan (Hamilton and Lake Erie) are prepared based on projections of employees’ compensation levels to the time of retirement and future health care costs based on management’s best estimate. Expected contributions to the compensated absences plan during 2024 are

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
approximately $1 million.
Net benefit expense
The components of the Company's benefit expense recognized in net income include:

Years ended December 31,	2023	2022
Defined benefit pension plans:
Current service costs	$5	$5
Past service costs	—	2
Finance cost	1	1
	$6	$8
Other post-employment benefit plans:
Service and finance costs	—	1
	$—	$1
Net benefit expense	$6	$9
The components of the Company's benefit expense recognized in other comprehensive income include:

Years ended December 31,	2023	2022
Defined benefit pension plans:
Change in financial assumptions	($2)	$9
Return on plan assets	1	(4)
	($1)	$5
Other non-pension employee benefit plans:
Effect of experience adjustments	—	(1)
Change in financial assumptions	—	2
Remeasurement effects recognized in OCI before income taxes	($1)	$6
Income tax expense on remeasurement effects recognized in OCI	—	2
Remeasurement effects recognized in OCI after income taxes	($1)	$4
Reconciliation of defined benefit obligations

	Defined benefit pension plans		Other post-employment benefit plans
Years ended December 31,	2023	2022	2023	2022
Balance, beginning of year	$27	$28	$7	$7
Net benefit expense	6	8	—	1
Actuarial loss (gain)	2	(9)	—	(1)
Balance, end of year	$35	$27	$7	$7

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Reconciliation of fair value of plan assets

	Defined benefit pension plans		Other post-employment benefit plans
Years ended December 31,	2023	2022	2023	2022
Balance, beginning of year	$16	$17	$—	$—
Employer contributions	4	4	—	—
Return on plan assets	1	(4)	—	—
Other	1	(1)	—	—
Balance, end of year	$22	$16	$—	$—
Defined benefit obligation, net	$13	$11	$7	$7
Categories of plan assets:
The following table summarizes the composition of plan assets in percentages:

	Defined benefit pension plans
As at December 31,	2023	2022
Securities:
Equity	54%	55%
Debt	44%	42%
Cash	2%	3%
	100%	100%
Actuarial assumptions
The following key assumptions were used to determine the benefit obligations at December 31, 2023 and 2022:

	Defined benefit pension plans		Other post-employment benefit plans
As at December 31,	2023	2022	2023	2022
Discount rate	4.7%	5.3%	4.7%	5.3%
Future salary growth	3.0%	3.0%	3.0%	3.0%
Mortality	CPM2014 Private table, Scale CPM-B with size adjustments	CPM2014 Private table, Scale CPM-B with size adjustments	CPM2014 Private table, Scale CPM-B with size adjustments	CPM2014 Private table, Scale CPM-B with size adjustments
Average duration of the obligation	20 years	20 years	8 years	8 years

Sensitivity analysis
The following table summarizes the sensitivity impact to the defined benefit pension plan and other post-employment benefit obligation from a change in certain actuarial assumptions:

	2023		2022
As at December 31,	Increase	Decrease	Increase	Decrease
Discount rate (0.25% movement)	($1)	$1	($1)	$1
Future salary growth (0.5% movement)	—	—	—	—

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
20. SHARE CAPITAL
Stelco Holdings’ authorized share capital includes an unlimited number of common shares with no par value and an unlimited number of preferred shares, issuable in series. No preferred shares have been issued to date. The common shares are entitled to dividends, as and when declared by the Board of Directors. The following common shares were issued and outstanding at each respective date:

As at	December 31, 2023	December 31, 2022
Common shares
Outstanding (in thousands)	55,129	55,129
Carrying amount	$318	$318
Dividends to common shareholders
Common share dividends declared and paid in 2023 as summarized below:

(millions of Canadian dollars, except per share amounts)		Cash dividend per common share		Total common share dividends
Record date	Payment date
March 3, 2023	March 9, 2023	$0.42		$23
May 18, 2023	May 23, 2023	0.42		23
August 18, 2023	August 24, 2023	0.42		23
November 22, 2023	November 28, 2023	3.42	[1]	189
1    Includes a special dividend of $3.00 per common share.
During the year ended December 31, 2023, Stelco Holdings paid ordinary dividends to common shareholders in the aggregate amount of $93 million (December 31, 2022 - $86 million), or $1.68 per common share (December 31, 2022 - $1.32 per common share), and a special dividend in the aggregate amount of $165 million (December 31, 2022 - $165 million), or $3.00 per common share.
2024
Normal course issuer bid in 2024
On February 21, 2024, the Company received approval from the Toronto Stock Exchange (TSX) to commence a normal course issuer bid (the 2024 NCIB). Stelco Holdings intends to purchase up to 3,344,684 common shares pursuant to the 2024 NCIB. The 2024 NCIB will commence on February 28, 2024 and end on February 27, 2025, or such earlier date as Stelco may complete its purchases pursuant to the notice of intention filed with the TSX.
The maximum number of common shares that may be repurchased for cancellation under the 2024 NCIB represents approximately 10% of the Company’s public float as of February 21, 2024, as calculated in accordance with the rules of the TSX. As of February 21, 2024, the Company had 55,128,694 common shares issued and outstanding. The average daily trading volume for the six months ended January 31, 2024 (ADTV), calculated in accordance with the rules of the TSX for purposes of the 2024 NCIB, was 214,539 common shares. Under the rules of the TSX, Stelco is entitled to repurchase, during each trading day, up to 25% of the ADTV, or 53,634 common shares (excluding purchases made pursuant to the block purchase exception), through the TSX.
2023
Normal course issuer bid in 2023
On February 22, 2023, the Company received approval from the TSX to commence a normal course issuer bid (the 2023 NCIB). Stelco Holdings is entitled to purchase up to 3,344,284 common shares pursuant to the 2023 NCIB, which commenced on February 28, 2023 and expires on February 27, 2024, or such earlier date as the Company may complete its purchases pursuant to the notice of intention filed with the TSX or for any other reason the Company may determine.
For the year ended December 31, 2023, Stelco Holdings did not purchase any common shares under the 2023 NCIB.
2022
Substantial issuer bid (SIB)
On February 2, 2022, the Company completed an SIB by repurchasing and cancelling all shares validly tendered thereunder, representing 4,441,023 common shares in total, at the maximum price of $37.00 per share for an aggregate purchase price of

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
approximately $164 million. The excess of the purchase price paid over the average carrying value of the shares purchased in the amount of approximately $138 million was recognized as a share repurchase premium and reduction to retained earnings.
In September 2022, the Company completed another SIB by repurchasing and cancelling 5,165,133 common shares in total, at a price of $35.00 per share for an aggregate purchase amount of $181 million, representing the shares tendered under the initial expiration and during the extension period. The excess of the purchase price paid over the average carrying value of the shares purchased in the amount of $151 million was recognized as a share repurchase premium and reduction to retained earnings.
In November 2022, the Company completed a third SIB by repurchasing and cancelling 8,226,997 common shares in total, at a price of $35.00 per share for an aggregate purchase amount of $288 million. The excess of the purchase price paid over the average carrying value of the shares purchased in the amount of $241 million was recognized as a share purchase premium and reduction to retained earnings.
The Company recorded transaction costs, in aggregate, of approximately $2 million in connection with the completed SIBs during the year ended December 31, 2022, as a charge to retained earnings.
Normal course issuer bid in 2022
During 2022, Stelco Holdings purchased and cancelled 4,353,418 common shares at a weighted average price of $34.09 per share for a total purchase price of approximately $148 million. The excess of the purchase price paid over the average carrying value of the shares purchased, in the amount of approximately $123 million, was recognized as a share repurchase premium and reduction to retained earnings.
21. REVENUE FROM SALE OF GOODS
Revenue from steel and non-steel product sales are as follows:

Years ended December 31,	2023	2022
Steel products	$2,751	$3,313
Non-steel products	166	150
Total	$2,917	$3,463
Revenue by geographical location is comprised of:

Years ended December 31,	2023	2022
Canada	$1,993	$2,050
United States and other	924	1,413
Total	$2,917	$3,463
22. COST OF GOODS SOLD
Cost of goods sold is comprised of:

Years ended December 31,	2023	2022
Cost of inventories sold:
Steel products [1]	$2,317	$2,120
Non-steel products	142	87
Other [2]	58	96
Total	$2,517	$2,303
1    Includes depreciation expense of $124 million (December 31, 2022 - $90 million).
2 Includes freight, certain employee variable compensation expenses and other non-inventory related costs.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
23. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses is comprised of:

Years ended December 31,	2023	2022
Share-based compensation expense [1]	$39	$22
Employee salary and benefits expense	20	20
Professional, consulting and legal fees	13	8
Management fees [2]	9	15
Other [3]	10	10
Total	$91	$75
1    Refer to note 29 for details.
2    Refer to note 34 for details.
3    Includes corporate, public company, travel and certain office maintenance and protective equipment costs.
24. FINANCE COSTS
Finance costs are comprised of:

Years ended December 31,	2023	2022
Finance charges related to:
IMA	$34	$20
RPA	4	2
Accretion of:
Lease and other related obligations	31	18
Employee benefit commitment	27	39
Interest expense related to:
Mortgage	9	9
ABL	7	5
Remeasurement of:
Lease related obligation [1]	5	—
Employee benefit commitment [2]	(3)	(2)
Foreign exchange loss (gain)	(5)	(15)
Other	1	2
Total	$110	$78
1    Refer to note 15 for details.
2     Remeasurement of employee benefit commitment for change in the timing and magnitude of estimated cash flows and future funding requirements. Refer to note 17 for further details.
25. FINANCE AND OTHER INCOME
Finance and other income is comprised of:

Years ended December 31,	2023	2022
Finance income	$44	$26
Gain (Loss) on derivative asset [1]	(37)	(18)
Other income (loss)	2	(1)
Total	$9	$7
1    Refer to note 9 for details.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
26. OTHER COSTS

Years ended December 31,	2023	2022
Demolition and other costs [1]	$5	$9
Write-down of construction in progress [2]	4	5
Other	2	1
Total	$11	$15
1     Represents demolition and other costs not connected to the Company's ongoing steelmaking operations.
2 Includes certain capital projects that are no longer being pursued by the Company, representing aborted construction in progress costs without future benefit to Stelco.
27. NET INCOME PER SHARE
The following table sets forth the computation of basic and diluted net income per common share:

Years ended December 31,	2023	2022
Weighted average common shares outstanding - basic and diluted (in thousands)	55,129	68,118

Net income per common share - basic and diluted	$2.70	$14.64
28. SUPPLEMENTAL CASH FLOW INFORMATION
Changes in non-cash working capital and other operating activities comprise the following:

Years ended December 31,	2023	2022
Changes in non-cash operating working capital:
Trade and other receivables	($34)	$265
Inventories	(43)	(172)
Prepaid expenses and deposits	18	(31)
Trade and other payables	45	(53)
Income taxes payable	—	(250)
Other liabilities	27	28
	$13	($213)
Changes in other operating items:
Employee benefit commitment	($137)	($172)
Pension benefits	1	5
Provisions	—	1
Foreign exchange and other	(8)	(12)
	($144)	($178)
Change in non-cash operating working capital and other operating items	($131)	($391)
Capital expenditures on property, plant and equipment comprise the following:

Years ended December 31,	2023	2022
Capital expenditures and additions:
Machinery, equipment, assets under leases and construction in progress	$203	$377
Strategic Innovation Fund contributions	—	(2)
Capital expenditures and additions not affecting cash:
Assets under leases	(8)	(176)
Construction in progress and other capital additions included in trade and other payables	1	(4)
Capital expenditures on property, plant and equipment	$196	$195

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Other supplemental cash flow information:

Years ended December 31,	2023	2022
Interest and finance charges paid	$53	$34
Interest received	45	25
Income taxes paid	6	448
29. SHARE-BASED COMPENSATION
Total shareholder return (TSR) based incentive program (TSR Incentive Program)
On February 23, 2022, the Company's Board of Directors approved the TSR Incentive Program. Under the terms of the TSR Incentive Program, upon the TSR reaching specified target thresholds of 50%, 75% and 100%, and, subject to the discretion of the Board of Directors, participants in the program will receive restricted share units (RSUs) issued in accordance with the terms of Stelco Holdings' amended and restated long-term incentive plan (LTIP). TSR is measured based on the total shareholder return percentage increase from (i) the 30-day volume weighted average price of the common shares on the TSX ending immediately prior to February 23, 2022 to (ii) the day on which the volume weighted TSR over a period of 90 calendar days reaches one of the specified TSR thresholds.
On March 2, 2023, the first TSR-specified target threshold of 50% was exceeded by the 90-calendar day volume weighted TSR, resulting in 1,000,179 RSUs being granted and issued to the TSR Incentive Program participants, with a grant date of March 3, 2023 and fair value of $48.92 per RSU. RSUs granted in connection with the TSR Incentive Program carry similar terms and conditions to those granted directly under the LTIP, including the issuance of additional RSUs in consideration of common share dividends paid, and cliff vest on the earlier of: i) 36 months following the date the RSUs were granted and ii) December 31, 2025.
The TSR Incentive Program is a cash-settled share-based compensation plan, which is measured at fair value through income or loss at each reporting date. The fair value of the two TSR Incentive Program tranches with outstanding specified target thresholds were estimated using a Monte-Carlo simulation which takes into account the market value of the Company's common shares and a wide range of possible share price outcomes. The Monte-Carlo simulation assumptions used to estimate the fair value of the TSR Incentive Program at the respective dates are noted below:

As at	December 31, 2023	December 31, 2022
Common share price	$50.19	$44.29
Term (in years)	2.00	3.00
Common share expected volatility	42.9%	56.6%
Expected risk-free interest rate	3.9%	3.8%
Indicated dividend yield	3.4%	3.8%
The following table summarizes the changes in the Company's outstanding RSUs granted in connection with the TSR Incentive Program:

Year ended December 31,	2023
Balance, beginning of year	—
Granted	1,000,179
Dividend equivalents	108,142
Balance, end of year	1,108,321
During the year ended December 31, 2023, the Company recorded a share-based compensation expense of $29 million (December 31, 2022 - $13 million) in selling, general and administrative expenses on the Consolidated Statements of Income and as at December 31, 2023, recorded a liability of $42 million (December 31, 2022 - $13 million) in other liabilities in connection with the TSR Incentive Program.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Long-term incentive plan
Stelco Holdings' LTIP is designed to promote the alignment of senior management, employees and consultants of the Company with shareholder interests and the creation of sustainable shareholder value, and facilitate recruitment, motivation and retention of executives and key talent.
Under the terms of the LTIP, the maximum number of common shares that may be subject to treasury-settled awards under the LTIP or any other share-based compensation arrangements adopted by Stelco Holdings is 2.5 million common shares. No participant may be granted, in any calendar year, share-based awards with respect to more than 5% of the issued and outstanding common shares of Stelco Holdings.
For the year ended December 31, 2023, the Company recorded a share-based compensation expense of $10 million (December 31, 2022 - $9 million) in selling, general and administrative expenses on the Consolidated Statements of Income related to the vesting, service and periodic fair value remeasurements, of awards granted under the LTIP and deferred share unit plan.
Restricted share units
Under the terms of the LTIP, the Board of Directors may grant RSU awards, subject to a maximum three calendar year vesting period, to eligible participants. Each vested RSU entitles the participant to receive either (i) one common share of the Company (acquired by the Company as a treasury share (market purchase) prior to settlement with the participant); or (ii) at the election of the participant, a cash distribution equal to the fair market value of a common share of the Company determined on the vesting date, in each case, less applicable statutory withholdings. Dividends declared on the Company's common shares accrue to the RSU holder in the form of additional RSUs and vested RSUs are settled within thirty days of the vesting date.
The following table summarizes the changes in the Company's outstanding RSUs:

Years ended December 31,	2023	2022
Balance, beginning of year	215,387	112,698
Granted	97,706	130,967
Dividend equivalents	22,390	19,905
Vested and cash settled	(108,099)	(48,183)
Balance, end of year	227,384	215,387
On February 27, 2023, 97,706 RSUs were granted under the LTIP to certain employees, including members of the Company’s Executive Leadership Team (ELT), with a grant date fair value of $51.70 per RSU, with one-third of the total grant amount vesting on January 1 of each of 2024, 2025 and 2026.
On February 28, 2022, 130,967 RSUs were granted to certain employees, including members of the Company’s ELT, with a grant date fair value of $36.33 per RSU, with one-third of the total grant amount vesting on January 1 of each of 2023, 2024 and 2025.
As at December 31, 2023, there were 227,384 outstanding and unvested RSUs (December 31, 2022 - 215,387 RSUs) under the Company's LTIP, for which the Company recorded a liability of $8 million (December 31, 2022 - $7 million) in other liabilities.
Stock appreciation rights
Under the terms of the LTIP, stock appreciation right awards (SARs) may be issued to eligible participants as may be designated by the Board of Directors from time to time. SARs granted under the Company's LTIP represent the participant's right to receive a cash award payment equal to the fair value (at the time of exercise) of the Company's common share over the grant date SAR base price, with graded vesting over three years. The Company accounts for SARs by estimating the fair value of each tranche of an award at the grant date and subsequently recognizing the compensation expense over the vesting period. These awards are exercisable for up to ten years from the grant date and are settled in cash within 30 days of their exercise.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
The following table summarizes the changes in the Company's outstanding SARs:

Years ended December 31,	2023	2022
Balance, beginning of year	53,335	100,001
Exercised and cash settled	(36,667)	(46,666)
Balance, end of year	16,668	53,335
The Black-Scholes option-pricing model assumptions used to estimate the fair value of the SARs at the respective dates are noted in the summary below:

As at December 31,	2023				2022
SARs outstanding (in total)	—	1	16,668	2	36,667	1	16,668	2
Base price (per SAR)	—		$9.22		$4.08		$9.22
Expected risk-free interest rate	—		3.4%		3.4%		3.4%
Expected dividend yield	—		3.4%		3.8%		3.8%
Expected share price volatility	—		45.8%		54.7%		53.9%
Expected SAR life (years)	—		3.25		3.70		4.25
Fair value of SARs outstanding (per SAR)	—		$36.86		$34.94		$30.37
1    100,000 SARs were granted on March 20, 2020.
2    50,000 SARs were granted on August 28, 2020.
As at December 31, 2023, there were 16,668 outstanding and vested SARs (December 31, 2022 - 50,001 unvested and 3,334 vested outstanding SARS, respectively), for which the Company recorded a liability of $1 million (December 31, 2022 - $2 million) in other liabilities.
Deferred share unit plan
Stelco Holdings has a deferred share unit (DSU) plan for the independent members of its Board of Directors which provides that each independent director is entitled to receive, on each date that director retainer fees are payable, an amount of DSUs which the director has elected relative to their respective fee entitlement. Each independent director can elect annually to receive a specified percentage of their respective director retainer fee entitlement as DSUs. The number of DSUs granted to an independent director is based on the closing price of the common shares of Stelco Holdings on the TSX on the day prior to the grant date. Dividends declared on common shares accrue to the DSU holder in the form of additional DSUs. At such time as an independent director ceases to be a director of the Company, Stelco Holdings will make a cash payment to the applicable director in respect of the total amount of the issued and outstanding DSUs held by such director based on the fair market value of the common shares of Stelco Holdings at such time.
The following table summarizes the changes in the Company's outstanding DSUs:

Years ended December 31,	2023	2022
Balance, beginning of year	186,119	135,467
Granted	31,949	34,045
Dividend equivalents	23,103	16,607
Balance, end of year	241,171	186,119
As at December 31, 2023, there were 241,171 vested and outstanding DSUs (December 31, 2022 - 186,119 DSUs), for which the Company recorded a liability of $12 million (December 31, 2022 - $8 million) in other liabilities.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
30. FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table provides the carrying values and fair values of financial instruments:

	December 31, 2023		December 31, 2022
As at	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash	$645	$645	$809	$809
Restricted cash	10	10	9	9
Trade and other receivables	185	185	147	147
Derivative asset	71	71	108	108

Financial liabilities:
Trade and other payables	$780	$780	$663	$663
Income taxes payable	2	2	2	2
Other liabilities	237	308	246	247
Asset-based lending facility	53	53	69	69
Obligations to independent employee trusts:
Employee benefit commitment	239	292	352	393
Mortgage payable	104	112	106	107
The fair values of cash, restricted cash, trade and other receivables, trade and other payables, certain other liabilities and income taxes payable approximate their carrying amounts largely due to the short-term nature of these instruments.
The fair value of the Company's derivative asset is determined using the discounted cash flow method and Black-Scholes option model, which incorporates observable or unobservable inputs for interest and foreign exchange rates, equity and commodity prices (including indices), corresponding market volatility levels, and other market-based pricing factors. A derivative instrument is classified as Level 2 in the hierarchy if observable market inputs are available or the unobservable inputs are not significant to the fair value. Otherwise, it is classified as Level 3 in the hierarchy.
The fair values of other liabilities (Strategic Innovation Fund loan, Cold Mill Lease, boiler project financial arrangement) and mortgage payable are estimates based on a discounted cash flow model applying current rates offered to the Company for similar financial instruments subject to similar risk and maturities. Fair value measurements of these instruments were estimated using Level 2 inputs. The carrying value of variable rate debt (such as the ABL) generally approximates its fair value.
The fair value of the employee benefit commitment is estimated based on a discounted cash flow analysis of expected fixed and variable payments to be paid in future periods to the pension and OPEB trusts. The contractually fixed payments are discounted using a rate that is reflective of the Company's cost of borrowing and similar senior unsecured debt for companies in the same sector that are of a similar size. The estimated variable payments are discounted using a rate consistent with a market rate of return of the Company. Fair value measurements of these instruments were estimated using Level 2 inputs.
The fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the Consolidated Balance Sheets is as follows:

	December 31, 2023			December 31, 2022
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivative asset [1]	$—	$—	$71	$—	$—	$108
1     Refer to note 9 for details.
There were no transfers between Level 1, Level 2 or Level 3 during the years ended December 31, 2023 and 2022.
31. RISK MANAGEMENT
The Company's activities expose it to a variety of financial risks including price risk, foreign currency risk, interest rate risk, credit risk, liquidity risk and risks related to pensions. The Company’s senior management oversees the management of these risks, as summarized below.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Price risk
The Company is exposed to price risk related to purchases of certain commodities used as raw materials, including iron ore and metallurgical coal. The Company may use fixed price contracts with suppliers to mitigate commodity price risk. Specifically, Stelco has entered into an agreement with USS to purchase all of its anticipated iron ore requirements at fixed prices up to a specified amount through January 31, 2028. Refer to note 9 for further details. In addition, Stelco has entered into coal contracts with third party suppliers for its anticipated 2024 purchases, reducing Stelco’s commodity price risk in connection with this raw material.
In addition, the Company may use derivative instruments, such as non-exchange traded over-the-counter swaps, to manage its exposure to hot-rolled coil steel market price volatility in connection with existing and future sales orders from customers. For the years ended December 31, 2023 and 2022, the Company did not enter into any commodity-based swap contracts.
Foreign currency risk
Foreign currency risk arises from the possibility that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to the Company’s operating activities when revenue or expenses are denominated in a foreign currency, or certain financing arrangements with advances in a foreign currency.
The Company monitors its cash inflows and outflows denominated in foreign currency and plans the conversion of funds into foreign currency to support business needs. The Company may use derivative financial instruments to manage exposure to changes in foreign currency exchange rates.
The Company has the following U.S. dollar denominated monetary items:

As at	December 31, 2023	December 31, 2022
Cash	$145	$248
Trade and other receivables	50	34
Trade and other payables	(442)	(386)
Other liabilities	(7)	(10)
Net U.S. dollar denominated monetary assets (liabilities)	($254)	($114)
As at December 31, 2023, a 1% strengthening in the Canadian dollar would have resulted in a $3 million increase in net income (December 31, 2022 - $1 million increase) from translating foreign currency denominated monetary assets and liabilities balances, assuming all other variables remain unchanged, and a 1% weakening in the Canadian dollar would have resulted in a $3 million decrease in net income (December 31, 2022 - $1 million decrease).
Interest rate risk
Interest rate risk arises from the possibility that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates arises from long-term financial obligations issued at fixed rates that create fair value interest rate risk and variable rate borrowings that create cash flow interest rate risk.
The Company's financial instruments subject to interest rate risk primarily included the ABL and inventory monetization arrangement, as both arrangements contain finance costs based on variable interest rates. As at December 31, 2023, the aggregate carrying value of the Company's ABL and IMA, and amounts outstanding under the RPA, totaled $606 million (December 31, 2022 - $543 million), and a 1% increase in market interest rates would result in approximately $5 million decrease in the Company's net income (December 31, 2022 - $4 million decrease).
Credit risk
Credit risk arises from the uncertainty that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments. The Company has a policy of only dealing with counterparties determined to be creditworthy. To help mitigate this risk, the Company conducts regular credit evaluations, considers credit terms offered to customers as part of the selling process, and may purchase credit insurance for international customers.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Trade receivables
Customer credit risk is managed by the Company based on an established policy, procedures and controls relating to customer credit risk management. Credit quality of a customer is assessed based on an extensive credit rating process and individual credit limits are defined in accordance with this assessment.
As at December 31, 2023, five of the Company’s customers made up 47% of the total trade accounts receivable. The Company’s credit exposure to these customers was $82 million (December 31, 2022 - five customers at $59 million or 41% of total trade accounts receivable).
Trade and other receivables are subject to lifetime ECL which are measured as the difference in the present value of the contractual cash flows that are due under the contract, and the cash flows that are expected to be received. The Company applies the simplified approach at each reporting date on its trade and other receivables and considers current and forward-looking macro-economic factors that may affect historical default rates when estimating ECL. Trade receivables together with the associated allowance, are written off when there is no realistic prospect of future recovery.
Concentration of credit
The Company is exposed to credit risk in the event of non-payment by customers, principally within the steel service centre, appliance, automotive, energy, construction, and pipe and tube industries. Changes in these industries may significantly affect the Company’s financial performance and management’s estimates of allowance for doubtful accounts. The Company mitigates its exposure to credit risk by performing ongoing credit evaluations and, when deemed necessary, requiring letters of credit, credit insurance, prepayments, guarantees or other collateral, as well as evaluating credit terms offered in a dynamic manner.
Liquidity risk
Liquidity risk arises from the possibility that the Company will not be able to meet its financial obligations as they become due. The Company’s process for managing liquidity risk includes ensuring that, to the extent possible, it will have sufficient liquidity to meet its liabilities when they become due.
The Company monitors its risk of a shortage of funds by following internal policies on the completion of various liquidity planning processes. The Company prepares a periodic cash flow analysis to identify any potential shortfall of funds and the mitigation strategy in such circumstances. Potential sources for liquidity could include, but are not limited to: the Company’s current cash position, the ABL, the IMA, the RPA, future operating cash flows, and potential private and public financing.
The following table includes the Company's gross contractual financial liabilities as at December 31, 2023, which are expected to be payable in the following respective periods:

	Total	2024	2025-2026	2027-2028	Thereafter
Trade and other payables [1]	$818	$818	$—	$—	$—
Other liabilities	1,022	87	92	92	751
Asset-based lending facility [1]	61	19	42	—	—
Obligations to independent employee trusts:
Employee benefit commitment	440	42	64	53	281
Mortgage payable	206	11	22	22	151
	$2,547	$977	$220	$167	$1,183
1     Includes expected finance/interest costs on the IMA and non-revolving term loan until maturity date.
Pensions - defined benefit plans
Defined benefit plans expose the Company to actuarial risks, such as longevity risk, interest rate risk and market risk. Longevity risk is the risk that changes in life expectancy of participants will affect the expected payout by the applicable plan. Market risk is the risk that changes in market prices will affect the fair value of future cash flows of a financial instrument. Interest rate risk, as discussed above, is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Interest rate risk specific to the defined benefit plans exists because the value of the applicable plan’s assets is affected by short-term changes in nominal and real interest rates. The value of the applicable plan’s commuted values payable is affected by changes in interest rates for long-term government bonds. Market risk is composed of currency risk, interest rate risk and other market price risk.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
32. CAPITAL MANAGEMENT
The Company’s objectives when managing capital are: (i) to maintain a flexible capital structure, which optimizes the cost of capital at acceptable risk; and (ii) to maintain investor, creditor and market confidence to sustain the future development of the business.
The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of its underlying assets. To maintain or adjust the capital structure, the Company may from time to time adjust its capital spending to manage its current and projected debt levels.
The Company monitors capital by preparing annual budgets, which are updated depending on various factors such as general market conditions and successful capital deployment. The Company’s share capital is not subject to externally imposed restrictions.
The Company defines its capital to include amounts drawn under existing financing arrangements including the ABL and IMA, as well as all components of equity, and is comprised as follows:

As at	December 31, 2023	December 31, 2022
Amounts outstanding under the:
ABL	$54	$70
IMA	483	409
Total	$537	$479
Total equity	1,296	1,405
Total capital	$1,833	$1,884
33. COMMITMENTS AND CONTINGENCIES
Claims and litigation
The Company is involved in claims and litigation arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Company’s Consolidated Financial Statements.
Purchase commitments
At December 31, 2023, the Company had future commitments of approximately $76 million in capital expenditures.
Licensing and option agreements
On December 30, 2021, the Company executed licensing and option agreements with Primobius GmbH (Primobius) to commercialize Primobius's proprietary advanced electric vehicle battery recycling and processing technologies in North America. The option agreement grants Primobius the right to acquire between 25% and 50% of the equity in a wholly-owned subsidiary of Stelco that would perform these activities (the EV Option). If the EV Option is not exercised by Primobius, Stelco will still have the exclusive rights to utilize Primobius's proprietary technology in Canada, the United States and Mexico to recycle lithium-ion batteries removed from end-of-life electric vehicles, and Primobius will be entitled to a gross revenue royalty.
In December 2023, the EV Option and licensing agreement were renewed to include an extended term with an expiry date of June 30, 2025. The licensing agreement requires that Stelco complete an engineering and commercial study that is subject to certain minimum internal rates of return targets and acceptance by Primobius. The fair value of the purchase consideration for the license intangible asset, as defined in the licensing and option agreements, was immaterial as at December 31, 2023 and 2022.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
34. RELATED PARTY TRANSACTIONS
Parties are considered to be related if one party has the ability to control, jointly control or exercise significant influence over the other party in making financial or operating decisions. The definition includes subsidiaries, joint ventures, investments in associates, directors, and key management personnel, among other entities and persons.
The following table provides the total value of transactions that have been entered into with related parties and outstanding balances (including liability accruals) with related parties for the relevant financial periods:

Years ended December 31,	2023	2022
Purchases of services
Joint ventures	$19	$22
Bedrock Management [1]	9	15

Dividend from joint venture	$2	$—

As at	December 31, 2023	December 31, 2022
Related party liabilities
Bedrock Management [1]	$7	$10
Joint ventures	—	1
1    Stelco is party to a management services agreement with Bedrock Industries ManagementCo Inc. (Bedrock Management), under which Stelco receives senior management, commercial, business development, operating, financial, human resources, and executive recruitment services, as well as other services that may be required from time to time.
Subsidiaries
Transactions between Stelco Holdings and its subsidiaries meet the definition of related party transactions. These transactions are eliminated on consolidation and are not disclosed in these Consolidated Financial Statements.
Key management personnel
The Company’s key management personnel, and persons connected with them, are also considered to be related parties for disclosure purposes. Key management personnel are defined as those individuals having authority and responsibility for planning, directing and controlling the activities of the Company and include the ELT and the Board of Directors. The ELT is comprised of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel & Corporate Secretary of the Company.
Remuneration of the Company's Board of Directors and ELT for the respective periods is as follows:

	Board of Directors		ELT
Years ended December 31,	2023	2022	2023	2022
Share-based compensation expense	$2	$1	$30	$17
Management and director fees	1	2	9	15
Salaries and benefits	—	—	3	6
Total	$3	$3	$42	$38
35. EVENTS AFTER THE REPORTING PERIOD
Dividends to common shareholders
Subsequent to December 31, 2023, Stelco Holdings paid ordinary dividends to common shareholders in the aggregate amount of $96 million, or $1.75 per common share.
Normal course issuer bid
Subsequent to December 31, 2023, Stelco Holdings purchased and cancelled 680,306 common shares under the 2024 NCIB at a weighted average price of $38.04 per share for a total purchase price of approximately $26 million.

STELCO HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Canadian dollars, and tabular amounts in millions, except where otherwise noted)
YEARS ENDED DECEMBER 31, 2023 and 2022
Acquisition of Legacy Lands Limited Partnership
On June 21, 2024, Stelco acquired all of the issued and outstanding partnership units in Legacy Lands Limited Partnership for a purchase price of $60 million, which consisted of $35 million in cash and a $25 million note payable.
The acquisition will be accounted for as an asset acquisition, as it does not meet the criteria of a business combination. The total purchase consideration is $58 million, which includes cash of $35 million, fair value of the note payable of $22 million, and acquisition costs of $2 million.
The purchase consideration will be allocated to the following assets:

Cash	$12
Mortgage receivable	23
Land	23
Share-based compensation
Subsequent to December 31, 2023, the two remaining TSR-specified target thresholds of 75% and 100% were exceeded by the 90-calendar day volume weighted TSR, resulting in the following aggregate RSUs being granted and issued to the TSR Incentive Program participants:

TSR threshold	RSU grant date	RSUs granted	Fair value per RSU granted
75%	July 24, 2024	480,732	$50.15
100%	August 27, 2024	421,554	$57.19
Acquisition by Cleveland-Cliffs Inc.
On July 15, 2024, the Company announced that it had entered into a definitive agreement (Arrangement Agreement) with Cleveland-Cliffs Inc. (Cliffs), pursuant to which Cliffs agreed to acquire all of the issued and outstanding common shares of Stelco Holdings (the Transaction) for $60.00 in cash and 0.454 shares of Cliffs common stock per Stelco Holdings common share. On November 1, 2024, pursuant to the terms of the Arrangement Agreement, Cliffs completed the acquisition of Stelco Holdings. In connection with closing, Stelco Holdings shareholders received $60.00 in cash and 0.454 shares of Cliffs common stock per Stelco Holdings common share. Additionally, LTIP and DSU plan participants received $60.00 in cash and 0.454 shares of Cliffs common stock per outstanding RSU and DSU, settling all outstanding share-based compensation obligations, which terminated the LTIP and DSU plans. Immediately prior to the closing of the Transaction, the Company's outstanding IMA and ABL facilities were settled using cash on hand and funds provided by Cliffs pursuant to the Arrangement Agreement. The Company incurred total transaction costs of $29 million in connection with the Transaction.
On November 1, 2024, Stelco repaid all outstanding payments under the boiler project financing arrangement for $17 million.
On November 8, 2024, Stelco Holdings Inc., Stelco Inc. and 13421422 Canada Inc., a direct, wholly-owned subsidiary of Cliffs, were amalgamated, with Stelco Inc. being the surviving entity and a wholly-owned subsidiary of Cliffs.